Exhibit 99.(h)(1)(ix)

AMENDMENT

To

Transfer Agency and Service Agreement

Between

Each of the Entities Listed on Appendix A

And

DST Asset Manager Solutions, Inc.

This Amendment is made as of October 1, 2021, between each of the investment companies listed below and DST Asset Manager Solutions Inc. (the “Transfer Agent”). In accordance with Section 15.1 (Amendment) of the Transfer Agency and Service Agreement between the parties dated October 1, 2005, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Appendix A to the Agreement is hereby replaced and superseded with the Appendix A attached hereto, effective as of October 1, 2021; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “October 1, 2021 Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this October 1, 2021 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this October 1, 2021 Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

HARRIS ASSOCIATES INVESTMENT TRUST	DST Asset Manager Solutions, Inc.

By:	/s/ Rana J. Wright	By:	/s/ Nick Wright
Name: Rana J. Wright		Name: Nick Wright
Title: President		Title: Authorized Representative

APPENDIX A

Fund and Portfolios

Effective Date: October 1, 2021

Harris Associates Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts.

Oakmark Bond Fund

Oakmark Equity and Income Fund

Oakmark Fund

Oakmark Global Fund

Oakmark Global Select Fund

Oakmark International Fund

Oakmark International Small Cap Fund

Oakmark Select Fund

Oakmark Small Cap Fund